NYSE: MMP

Date: Dec. 14, 2004
Contact:	Paula Farrell
(918) 574-7650
paula.farrell@magellanlp.com

Magellan Midstream Partners Announces New Board Member

TULSA, Okla. -- The board of directors for the general partner of Magellan Midstream Partners, L.P. (NYSE: MMP) has elected Thomas S. Souleles as a board member. Souleles will serve as one of two representatives on the board from Madison Dearborn Partners, LLC ("MDP"), replacing Justin S. Huscher, who recently retired from MDP.

Souleles, 36, is currently a Managing Director of MDP where he jointly leads the firm's Basic Industries practice. In addition, he serves on the boards of directors of Forest Products Holdings, L.L.C. (d.b.a. Boise Cascade), Great Lakes Dredge & Dock Corporation, Jefferson Smurfit Group plc and Packaging Corporation of America.

Souleles received a bachelor's degree from Princeton University's Woodrow Wilson School, a juris doctorate from Harvard Law School and a master's degree in business administration from Harvard Graduate School of Business Administration.

About Magellan Midstream Partners, L.P.

Magellan Midstream Partners, L.P. is a publicly traded partnership formed to own, operate and acquire a diversified portfolio of energy assets. The partnership primarily transports, stores and distributes refined petroleum products. More information is available at http://www.magellanlp.com.

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Portions of this document may constitute "forward-looking statements" as defined by federal law. Although the partnership believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Additional information about issues that could lead to material changes in performance is contained in the partnership's filings with the Securities and Exchange Commission.